UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 17, 2026

AUDDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40071	45-4257218
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1680 38th Street, Suite 130
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 219-9771

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	AUUD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Background; Pending Merger Agreement

As previously disclosed, on February 17, 2026, Auddia Inc., a Delaware corporation (“Auddia”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with (among others) McCarthy Finney, Inc. (“McCarthy Finney” or “Holdco”), and Thramann Holdings, LLC (“Thramann Holdings”).

Thramann Holdings is a privately held holding company that controls three early stage AI-native operating companies founded by Dr. Jeffrey Thramann: (i) LT350, LLC (“LT350”), (ii) Influence Healthcare, LLC (“Influence”), and (iii) Voyex, LLC (“Voyex”). Dr. Thramann is a serial entrepreneur and inventor, and also the current CEO and Executive Chairman of Auddia.

Upon the closing of the merger (“Merger”) contemplated by the Merger Agreement, Thramann Holdings, LT350, Influence and Voyex (each a “Target Company”) and Auddia would become subsidiaries of McCarthy Finney. McCarthy Finney will become a publicly traded holding company, and McCarthy Finney common stock would trade publicly under the ticker symbol MCFN.

The closing of the Merger under the Merger Agreement is subject to a number of closing conditions, including the approval of the Merger by the stockholders of Auddia. Auddia plans to hold a special stockholders meeting in late August 2026 for its stockholders to vote on the proposed Merger.

Interim Bridge Funding for Target Companies

On July 17, 2026, Auddia entered into a senior unsecured bridge note (each a “Bridge Note”) with each of Thramann Holdings, LT350, Influence, and Voyex. The purpose of the Bridge Notes is to provide a limited amount of interim funding and working capital to the Target Companies while the Merger Agreement is still pending.

The Bridge Notes were reviewed and approved by a Auddia’s special committee of independent and disinterested directors (the “Special Committee”) and Audit Committee.

Terms of the Bridge Notes

Amount and Funding

The maximum amount to be funded by Auddia under each of the Bridge Notes is up to (i) $360,000 for Thramann Holdings, (ii) $400,000 for LT350; (iii) $590,000 for Influence Healthcare; and (iv) $50,000 for Voyex. Amounts will be funded in tranches as mutually agreed to by the parties. Any advance in excess of $50,000 will require approval of the Auddia’s Audit Committee. No further amounts will be funded if the pending Merger Agreement is terminated.

Interest Rate; Maturity Date

Interest shall accrue at the rate of 8.0% per annum, compounded annually.

Unless earlier repaid or converted, outstanding principal and unpaid accrued interest on each Bridge Note shall be due and payable upon the earlier of (i) the second anniversary of the termination of the Merger Agreement or (ii) a change of control (as defined in the Bridge Notes) involving a particular Target Company. In the event of a change of control involving LT350, Influence or Voyex, the particular Target Company would owe a repayment premium equal to 50% of the outstanding principal amount of its Bridge Note.

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Seniority and Security

The Bridge Notes are unsecured senior obligations of each Target Company. Each Target Company has agreed not to incur any debt that would be secured or senior to its Bridge Note.

Conversion Terms

The Thramann Holdings Bridge Note is not convertible.

If any of the other Target Companies consummates, on or prior to its Bridge Note maturity date, an equity financing pursuant to which it sells shares of its equity securities (the “Next Round Securities”), with an aggregate sales price of not less than the amount set forth below, excluding any and all indebtedness under the Bridge Note that is converted into Next Round Securities, and with the principal purpose of raising capital (a “Qualified Financing”), then all principal, together with all unpaid accrued interest under the particular Bridge Note, shall automatically convert into shares of the Next Round Securities at 80% of the cash price per share paid by the other purchasers of Next Round Securities in the Qualified Financing. The Qualified Financing threshold shall be (i) $3,000,000 for LT350; (ii) $2,000,000 for Influence; and $1,000,000 for Voyex.

Credit of Funds for Cash Merger Closing Condition

The Merger Agreement contains a closing condition that Auddia’s net cash at closing be at least equal to $12,000,000. The parties have agreed that any funds advanced by Auddia to the Target Companies under the Bridge Notes shall be credited to Auddia’s net cash at closing for purposes of this closing condition under the Merger Agreement.

The above summary of the Bridge Notes does not purport to be a complete summary of the Bridge Notes and is qualified in its entirety by reference to the full text of each of the Bridge Notes, copies of which are filed herewith as an exhibit and are incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Senior Unsecured Bridge Note of Thramann Holdings, LLC dated July 17, 2026
10.2	Senior Unsecured Bridge Note of LT350, LLC dated July 17, 2026
10.3	Senior Unsecured Bridge Note of Influence Healthcare, LLC dated July 17, 2026
10.4	Senior Unsecured Bridge Note of Voyex, LLC dated July 17, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDDIA INC.

July 23, 2026	By:	/s/ John E. Mahoney
John E. Mahoney
Chief Financial Officer

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